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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OP INCORPORATION

JETFAX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation at a special meeting held July 15, 1991 adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation, as previously amended, of said corporation:

          RESOLVED, that the Board of Directors of the Corporation deems it advisable and hereby declares it advisable that the Corporation's Certificate of Incorporation, as previously amended, be amended by deleting the language contained in the first paragraph of Article IV in its entirety and replacing said paragraph with language increasing the total number of authorized shares of the Corporation to 16,000,000 shares of stock, of which 10,000,000 shares shall be common stock of the Corporation, par value $0.01 and 6,000,000 shall be preferred stock of the Corporation, par value $0.01, such amendment will read in its entirety as follows:

                                  "ARTICLE IV

          The total number of shares of stock of all classes which the Corporation shall have authority to issue is 16,000,000, of which 10,000,000 shares shall be common stock, $0.01 par value per share and 6,000,000 shares shall be preferred stock, $0.01 par value per share."


          SECOND: Thereafter, the foregoing amendment to the Certificate of Incorporation of the Corporation was approved and adopted by the stockholder of the Corporation at the annual meeting of stockholders held on August 9, 1991.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, said JETFAX, INC. has caused this certificate to be signed by Edward R. Prince, III, its President, and attested by Lori K. Evans, its Secretary, this 10th day of August, 1991.

ATTEST:                             JETFAX, INC.

By:  /s/ Lori K. Evans              By:  /s/ Edward R. Prince III
     -----------------              ------------------------
Lori K. Evans, Secretary            Edward R. Prince III, President


STATE OF CALIFORNIA

COUNTY OF SAN MATEO


     BEFORE ME, the undersigned authority, on this date personally appeared Edward R. Prince III, known to me to be the President of JetFax, Inc. and being by me duly sworn, an oath acknowledged and stated that the facts contained in the foregoing instrument are true and correct, and that he executed the same in the capacity therein stated as an act of the Corporation.

SUBSCRIBED AND SWORN TO THIS 10TH day of August, 1991.


                                    /s/ Sylvia S. Bardes
                                    --------------------
                                    Notary Public in and for the
                                    State of California



                                    Sylvia S. Bardes
                                    -----------------
                                    Printed Name of Notary

                                    My Commission Expires    10/29/93
                                                             --------



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